NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports First Quarter 2021 Results
First quarter summary:
•Net sales of $4.0 billion, up more than double due to the Anixter merger
–Up 3.2% on a pro forma workday-adjusted basis
•Operating profit of $133.3 million; operating margin of 3.3%
–Gross margin of 20.1%, up 100 basis points year-over-year and 50 bps basis points sequentially
–Adjusted operating profit of $170.6 million; adjusted operating margin of 4.2%, up 90 basis points
–Adjusted EBITDA of $216.5 million; adjusted EBITDA margin of 5.4%, up 100 basis points
•Earnings per diluted share of $0.87
–Adjusted earnings per diluted share of $1.43
•Operating cash flow of $120.5 million
–Free cash flow of $124.8 million, 141% of adjusted net income
•Leverage of 4.9x; improvement of 0.4x sequentially and 0.8x since Anixter merger
–Net debt reduction of $144 million in the first quarter, and $534 million since the Anixter merger
•Raising 2021 outlook for adjusted earnings per diluted share to a range of $6.80 to $7.30
PITTSBURGH, May 6, 2021 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the first quarter of 2021.
“We’re off to a great start to the year and delivered excellent results across the board that exceeded our expectations. I am very proud of our team and the work that they are doing in executing our integration plan, delivering the synergies, and capturing the value of the transformational combination of WESCO and Anixter,” said John Engel, Chairman, President and CEO. “We’re outperforming our markets, delivering significant margin expansion, and generating very strong free cash flow. With over $500 million of debt reduction over the last three quarters, our financial leverage is now below 5.0X, showing the power of our business model. The first quarter is another strong proof point of the substantial value creation potential of WESCO plus Anixter.”
“We are seeing positive sales and margin momentum across each of our three global business units. Backlog has reached a new all-time record level, our margin improvement programs are generating results, and structural cost takeout has increased our operating leverage. As a result of our strong first quarter results and accelerated synergy realization to start the year, we are raising our full-year 2021 outlook for sales, synergies, and profitability. We now expect sales to increase 4.5% to 7.5%, adjusted EBITDA margin to expand to 5.8% to 6.1%, and adjusted EPS to grow to $6.80 to $7.30.”
“The strength of our franchise, power of our industry-leading value proposition, and benefits of our increased scale, is now more evident than ever. As the economic recovery accelerates, we are exceptionally well positioned to capitalize on the secular growth trends of electrification, automation, communications and security.”
The following are results for the three months ended March 31, 2021 compared to the three months ended March 31, 2020:
•Net sales were $4.0 billion for the first quarter of 2021 compared to $2.0 billion for the first quarter of 2020, an increase of 105.3% due to the merger with Anixter that was completed on June 22, 2020. On a pro forma basis, and adjusted for two fewer workdays, net sales for the first quarter of 2021 were up 3.2% compared to the first quarter of the prior year. This increase reflects growth across all segments. At the end of the first quarter of 2021, WESCO's book-to-bill ratio was above 1.0 and backlog has grown double digits since the end of the fourth quarter of 2020.

•Cost of goods sold for the first quarter of 2021 was $3.2 billion compared to $1.6 billion for the first quarter of 2020, and gross profit was $811.0 million and $376.4 million, respectively. As a percentage of net sales, gross profit was 20.1% for the first quarter of 2021, an increase of 100 basis points compared to 19.1% for the first quarter of 2020. Gross profit as a percentage of sales for the first quarter of 2021 reflects the favorable impact of margin improvement initiatives, partially offset by a write-down to the carrying value of certain personal protective equipment products, which had a negative impact of 20 basis points. Sequentially, gross profit as a percentage of net sales increased 50 basis points from 19.6% for the fourth quarter of 2020, as adjusted for merger-related fair value adjustments of $15.7 million, as well as an out-of-period adjustment of $23.3 million related to inventory absorption accounting.

•Selling, general and administrative expenses were $636.6 million, or 15.8% of net sales, for the first quarter of 2021, compared to $299.4 million, or 15.2% of net sales, for the first quarter of 2020. SG&A expenses for the first quarter of 2021 include merger-related costs of $46.3 million, as well as a net gain of $8.9 million resulting from the sale of WESCO's legacy utility and data communications businesses in Canada, which were divested in connection with the merger. Adjusted for these amounts, SG&A expenses were $599.2 million, or 14.8% of net sales, for the first quarter of 2021. SG&A expenses for the first quarter of 2020 include $4.6 million of merger-related costs. Adjusted for these costs, SG&A expenses were $294.8 million, or 15.0% of net sales for the first quarter of 2020.

•Operating profit was $133.3 million for the first quarter of 2021, compared to $60.9 million for the first quarter of 2020. Operating profit as a percentage of net sales was 3.3% for the current quarter, compared to 3.1% for the first quarter of the prior year. Operating profit for the first quarter of 2021 includes merger-related costs and the net gain on the Canadian divestitures, as described above. Adjusted for these amounts, operating profit was $170.6 million, or 4.2% of net sales. Adjusted for merger-related costs of $4.6 million, operating profit was $65.5 million for the first quarter of 2020, or 3.3% of net sales. Adjusted operating margin was up 90 basis points compared to the prior year.

•Net interest expense for the first quarter of 2021 was $70.4 million, compared to $16.6 million for the first quarter of 2020. The increase in interest expense was driven by financing activity related to the Anixter merger.

•The effective tax rate for the first quarter of 2021 was 9.9%, compared to 23.1% for the first quarter of 2020. The lower effective tax rate in the current quarter was primarily due to a discrete income tax benefit associated with a change in valuation allowance related to foreign tax credit carryforwards, which impacted the effective tax rate by approximately 12.7 percentage points.

•Net income attributable to common stockholders was $44.8 million for the first quarter of 2021, compared to $34.4 million for the first quarter of 2020. Adjusted for merger-related costs and interest, the net gain on the Canadian divestitures, and the related income tax effects, net income attributable to common stockholders was $74.1 million and $38.3 million for the first quarter of 2021 and 2020, respectively, an increase of 93.2%.

•Earnings per diluted share for the first quarter of 2021 was $0.87, based on 51.7 million diluted shares, compared to $0.82 for the first quarter of 2020, based on 42.1 million diluted shares. Adjusted for merger-related costs and interest, the net gain on the Canadian divestitures, and the related income tax effects, earnings per diluted share for the first quarter of 2021 and 2020 was $1.43 and $0.91, respectively, an increase of 57.1%.

•Operating cash flow for the first quarter of 2021 was $120.5 million, compared to $31.5 million for the first quarter of 2020. Free cash flow for the first quarter of 2021 was $124.8 million, or 141% of adjusted net income, compared to $15.8 million, or 41% of adjusted net income, for the first quarter of 2020.
Segment Results
The Company has operating segments that are organized around three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
Corporate expenses are incurred to obtain and coordinate financing, tax, information technology, legal and other related services. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are not allocated to the segments or reviewed on a segment basis. Corporate expenses are not directly identifiable with our reportable segments and are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.

The following are results by segment for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, which primarily reflect the impact of the merger with Anixter. For the first quarter of 2021, adjusted EBITDA margin improved for all segments (EES, CSS and UBS) and reflects the favorable impact of margin improvement initiatives, as well as lower operating expenses due to cost reduction actions, synergy capture and integration initiatives.
•EES reported net sales of $1.7 billion for the first quarter of 2021, compared to $1.1 billion for the first quarter of 2020, an increase of 54.4%. In addition to the impact from the merger, the increase reflects sales growth in our construction and original equipment manufacturer businesses. Operating profit was $100.1 million for the first quarter of 2021, compared to $43.3 million for the first quarter of 2020. Adjusted EBITDA was $112.0 million for the first quarter of 2021, or 6.5% of net sales, compared to $51.0 million for the first quarter of 2020, or 4.6% of net sales.
•CSS reported net sales of $1.3 billion for the first quarter of 2021, compared to $223.7 million for the first quarter of 2020, an increase of 459.0%. The increase reflects the impact of the merger. Operating profit was $74.0 million for the first quarter of 2021, compared to $9.9 million for the first quarter of 2020. The inventory write-down described above negatively impacted the operating profit of the CSS segment for the first quarter of 2021. Adjusted EBITDA was $90.7 million for the first quarter of 2021, or 7.3% of net sales, compared to $11.9 million for the first quarter of 2020, or 5.3% of net sales.
•UBS reported net sales of $1.1 billion for the first quarter of 2021, compared to $630.5 million for the first quarter of 2020, an increase of 69.7%. Along with the impact of the merger, the increase reflects sales growth in our utility and broadband businesses, partially offset by lower sales from integrated supply programs due to the disruption caused by the COVID-19 pandemic. Operating profit was $87.0 million for the first quarter of 2021, compared to $41.8 million for the first quarter of 2020. Operating profit for the first quarter of 2021 includes the benefit from the Canadian divestitures, as described above. Adjusted EBITDA was $83.7 million for the first quarter of 2021, or 7.8% of net sales, compared to $45.6 million for the first quarter of 2020, or 7.2% of net sales.
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the first quarter of 2021 earnings as described in this News Release on Thursday, May 6, 2021, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, is a leading provider of business-to-business distribution, logistics services and supply chain solutions. Pro forma 2020 annual sales were over $16 billion, including Anixter International Inc., which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs nearly 18,000 people, maintains relationships with approximately 30,000 suppliers, and serves more than 125,000 customers worldwide. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between WESCO and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of WESCO's management, as well as assumptions made by, and information currently available to, WESCO's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of WESCO's and WESCO's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation or post-closing regulatory action relating to the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial conditions, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and WESCO's other reports filed with the U.S. Securities and Exchange Commission ("SEC").
Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2021		March 31, 2020
Net sales	$4,041,477		$1,968,647
Cost of goods sold (excluding depreciation and amortization)	3,230,441	79.9%	1,592,249	80.9%
Selling, general and administrative expenses	636,576	15.8%	299,392	15.2%
Depreciation and amortization	41,209		16,093
Income from operations	133,251	3.3%	60,913	3.1%
Interest expense, net	70,373		16,592
Other, net	(2,807)		(120)
Income before income taxes	65,685	1.6%	44,441	2.3%
Provision for income taxes	6,531		10,266
Net income	59,154	1.5%	34,175	1.7%
Net loss attributable to noncontrolling interests	(24)		(232)
Net income attributable to WESCO International, Inc.	59,178	1.5%	34,407	1.7%
Preferred stock dividends	14,352		—
Net income attributable to common stockholders	$44,826	1.1%	$34,407	1.7%

Earnings per diluted share attributable to common stockholders	$0.87		$0.82
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	51,708		42,075

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$1,720,813		$1,114,456
Communications & Security Solutions	1,250,615		223,726
Utility & Broadband Solutions	1,070,049		630,465
	$4,041,477		$1,968,647
Income from operations:
Electrical & Electronic Solutions	$100,111		$43,326
Communications & Security Solutions	73,964		9,946
Utility & Broadband Solutions	87,030		41,785
Corporate	(127,854)		(34,144)
	$133,251		$60,913

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$303,887	$449,135
Trade accounts receivable, net	2,574,803	2,466,903
Inventories	2,290,453	2,163,831
Other current assets	405,997	427,109
Total current assets	5,575,140	5,506,978

Goodwill and intangible assets	5,245,486	5,252,664
Other assets	1,057,644	1,120,572
Total assets	$11,878,270	$11,880,214

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,955,365	$1,707,329
Short-term borrowings and current portion of long-term debt(1)	20,802	528,830
Other current liabilities	749,844	750,836
Total current liabilities	2,726,011	2,986,995

Long-term debt, net	4,592,734	4,369,953
Other noncurrent liabilities	1,159,822	1,186,877
Total liabilities	8,478,567	8,543,825

Stockholders' Equity
Total stockholders' equity	3,399,703	3,336,389
Total liabilities and stockholders' equity	$11,878,270	$11,880,214
(1)    On January 14, 2021, the Company redeemed its $500.0 million aggregate principal amount of 5.375% Senior Notes due 2021 (the "2021 Notes").

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Operating Activities:
Net income	$59,154	$34,175
Add back (deduct):
Depreciation and amortization	41,209	16,093
Deferred income taxes	(13,074)	1,979
Change in trade receivables, net	(117,412)	(53,944)
Change in inventories	(124,772)	37,807
Change in accounts payable	250,987	(10,858)
Other, net	24,398	6,276
Net cash provided by operating activities	120,490	31,528

Investing Activities:
Capital expenditures	(10,211)	(15,762)
Other, net(1)	54,753	(94,503)
Net cash provided by (used in) investing activities	44,542	(110,265)

Financing Activities:
Debt borrowings, net(2)	(288,499)	284,617
Equity activity, net	(4,342)	(1,566)
Other, net(3)	(19,332)	(4,360)
Net cash (used in) provided by financing activities	(312,173)	278,691

Effect of exchange rate changes on cash and cash equivalents	1,893	(8,296)

Net change in cash and cash equivalents	(145,248)	191,658
Cash and cash equivalents at the beginning of the period	449,135	150,902
Cash and cash equivalents at the end of the period	$303,887	$342,560
(1)    For the three months ended March 31, 2021, other investing activities includes cash consideration totaling approximately $54.1 million from the sale of WESCO's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness. Other investing activities for the three months ended March 31, 2020 includes a $100.0 million termination fee that was required to terminate Anixter's then-existing merger agreement with Clayton, Dubilier & Rice, LLC.
(2)    The three months ended March 31, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes. The redemption of the 2021 Notes was funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities.
(3)    Includes $14.4 million of dividends paid to holders of Series A preferred stock.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include pro forma workday-adjusted net sales, gross profit, adjusted gross profit, gross margin, adjusted gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, pro forma adjusted EBITDA, financial leverage, pro forma financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted interest expense, net, adjusted provision for income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

Pro Forma Workday-Adjusted Net Sales:

	Three Months Ended
	March 31, 2021	March 31, 2020			Growth
	Reported	Reported	Anixter(1)	Pro Forma	Reported	Pro Forma	Adjusted(2)

Net sales	$4,041,477	$1,968,647	$2,071,662	$4,040,309	105.3%	—%	3.2%
(1)    Represents Anixter’s reported results for the period from January 4, 2020 to April 3, 2020, as previously filed in an exhibit to Form 8-K on November 4, 2020.
(2)    Represents the percentage impact of 62 workdays in the three months ended March 31, 2021 compared to 64 workdays in the three months ended March 31, 2020.
Note: Pro forma workday-adjusted net sales is a non-GAAP financial measure of sales performance. Pro forma workday-adjusted net sales gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the prior quarterly period, and adjusts for the percentage impact from the number of workdays in the comparable periods.

	Three Months Ended
Gross Profit:	March 31, 2021	March 31, 2020

Net sales	$4,041,477	$1,968,647
Cost of goods sold (excluding depreciation and amortization)	3,230,441	1,592,249
Gross profit	$811,036	$376,398
Gross margin	20.1%	19.1%

Three Months Ended
Gross Profit:	December 31, 2020

Net sales	$4,128,841
Cost of goods sold (excluding depreciation and amortization)	3,356,890
Gross profit	$771,951
Adjusted gross profit(1)	$810,909
Gross margin	18.7%
Adjusted gross margin(1)	19.6%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.
(1)    Adjusted gross profit and adjusted gross margin exclude the effect of merger-related fair value adjustments to inventory, and an out-of-period adjustment related to inventory absorption accounting totaling $39.0 million for the three months ended December 31, 2020.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
Adjusted Income from Operations:	March 31, 2021	March 31, 2020

Income from operations	$133,251	$60,913
Merger-related costs	46,322	4,608
Net gain on Canadian divestitures	(8,927)	—
Adjusted income from operations	$170,646	$65,521
Adjusted income from operations margin %	4.2%	3.3%

	Three Months Ended
Adjusted Interest Expense, Net:	March 31, 2021	March 31, 2020

Interest expense, net	$70,373	$16,592
Merger-related interest expense(1)	—	(515)
Adjusted interest expense, net	$70,373	$16,077
(1)    The adjustment for the three months ended March 31, 2020 represents interest for borrowings against our prior accounts receivable securitization facility to fund the $100.0 million termination fee described above.

	Three Months Ended
Adjusted Provision for Income Taxes:	March 31, 2021	March 31, 2020

Provision for income taxes	$6,531	$10,266
Income tax effect of adjustments to income from operations and net interest(1)	8,145	1,183
Adjusted provision for income taxes	$14,676	$11,449
(1)    The adjustments to income from operations and net interest expense have been tax effected at rates of 21.8% and 23.1% for the three months ended March 31, 2021 and 2020, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
Adjusted Earnings per Diluted Share:	March 31, 2021	March 31, 2020

Adjusted income from operations	$170,646	$65,521
Adjusted interest expense, net	70,373	16,077
Other, net	(2,807)	(120)
Adjusted income before income taxes	103,080	49,564
Adjusted provision for income taxes	14,676	11,449
Adjusted net income	88,404	38,115
Net loss attributable to noncontrolling interests	(24)	(232)
Adjusted net income attributable to WESCO International, Inc.	88,428	38,347
Preferred stock dividends	14,352	—
Adjusted net income attributable to common stockholders	$74,076	$38,347

Diluted shares	51,708	42,075
Adjusted earnings per diluted share	$1.43	$0.91
Note: For the three months ended March 31, 2021, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs, a net gain on the sale of WESCO's legacy utility and data communications businesses in Canada, and the related income tax effects. For the three months ended March 31, 2020, income from operations, net interest expense, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs and interest, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$100,629	$73,594	$87,013	$(216,410)	$44,826
Net loss attributable to noncontrolling interests	(75)	—	—	51	(24)
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	6,531	6,531
Interest expense, net	—	—	—	70,373	70,373
Depreciation and amortization	10,563	16,293	5,210	9,143	41,209
EBITDA	$111,117	$89,887	$92,223	$(115,960)	$177,267
Other, net	(443)	370	17	(2,751)	(2,807)
Stock-based compensation expense(1)	1,351	425	340	2,577	4,693
Merger-related costs	—	—	—	46,322	46,322
Net gain on Canadian divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$112,025	$90,682	$83,653	$(69,812)	$216,548
Adjusted EBITDA margin %	6.5%	7.3%	7.8%		5.4%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended March 31, 2021 excludes $1.3 million as such amount is included in merger-related costs.

	Three Months Ended March 31, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$43,446	$9,946	$41,785	$(60,770)	$34,407
Net loss attributable to noncontrolling interests	(232)	—	—	—	(232)
Provision for income taxes	—	—	—	10,266	10,266
Interest expense, net	—	—	—	16,592	16,592
Depreciation and amortization	6,876	1,841	3,521	3,855	16,093
EBITDA	$50,090	$11,787	$45,306	$(30,057)	$77,126
Other, net	(120)	—	—	—	(120)
Stock-based compensation expense	1,079	156	293	3,098	4,626
Merger-related costs	—	—	—	4,608	4,608
Adjusted EBITDA	$51,049	$11,943	$45,599	$(22,351)	$86,240
Adjusted EBITDA margin %	4.6%	5.3%	7.2%		4.4%
Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other, net, non-cash stock-based compensation, merger-related costs and net gain on the sale of WESCO's legacy utility and data communications businesses in Canada. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Pro Forma(1)
	Twelve Months Ended
Financial Leverage:	March 31, 2021	December 31, 2020

Net income attributable to common stockholders	$90,323	$115,572
Net loss attributable to noncontrolling interests	(313)	(521)
Preferred stock dividends	44,491	30,139
Provision for income taxes	39,598	55,659
Interest expense, net	292,898	255,842
Depreciation and amortization	161,543	153,499
EBITDA	$628,540	$610,190
Other, net	(4,771)	4,635
Stock-based compensation	30,278	34,733
Merger-related costs and fair value adjustments	245,556	206,748
Out-of-period adjustment	18,852	18,852
Net gain on sale of asset and Canadian divestitures	(28,742)	(19,816)
Adjusted EBITDA	$889,713	$855,342

	As of
	March 31, 2021	December 31, 2020
Short-term borrowings and current portion of long-term debt	$20,802	$528,830
Long-term debt	4,592,734	4,369,953
Debt discount and debt issuance costs(2)	83,627	88,181
Fair value adjustments to Anixter Notes due 2023 and 2025(2)	(1,479)	(1,650)
Total debt	4,695,684	4,985,314
Less: cash and cash equivalents	303,887	449,135
Total debt, net of cash	$4,391,797	$4,536,179

Financial leverage ratio	4.9	5.3
(1)Pro forma adjusted EBITDA includes the financial results of WESCO's legacy utility and data communications businesses in Canada, which were divested in the first quarter of 2021 under a Consent Agreement with the Competition Bureau of Canada.
(2)Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses, non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, an out-of-period adjustment related to inventory absorption accounting, and net gain on the sale of a U.S. operating branch and WESCO's legacy utility and data communications businesses in Canada. Pro forma financial leverage ratio is calculated by dividing total debt, excluding debt discount and debt issuance costs, net of cash, by pro forma adjusted EBITDA. Pro forma EBITDA and pro forma adjusted EBITDA gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the respective trailing twelve month period.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
Free Cash Flow:	March 31, 2021	March 31, 2020

Cash flow provided by operations	$120,490	$31,528
Less: Capital expenditures	(10,211)	(15,762)
Add: Merger-related expenditures	14,472	—
Free cash flow	$124,751	$15,766
Percentage of adjusted net income	141%	41%

Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three months ended March 31, 2021, the Company paid certain fees, expenses and other costs related to the merger with Anixter. Such expenditures have been added back to cash flow provided by operations to determine free cash flow for such period.